Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), is made and entered into as of this 23rd day of March, 2009 (the “Effective Date”), by and between Marvel Entertainment, Inc., a Delaware corporation (“MEI”) and Marvel Characters B.V., a company incorporated under the laws of The Netherlands (“MCBV”), on one hand (MEI and MCBV together, “Employer”), and Isaac Perlmutter (“Executive”) on the other.
WHEREAS, Employer and Executive intend for Executive to continue to be employed as Chief Executive Officer and Vice-Chairman of the Board of Directors of MEI and as a senior executive of MCBV, and Executive desires to continue such employment, subject to and on the terms and conditions set forth in this Agreement;
WHEREAS, from and after the Effective Date, this Agreement shall replace the existing employment agreement dated November 30, 2001, as amended;
WHEREAS, Employer considers the maintenance of a sound management team, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;
WHEREAS, Employer recognizes that the possibility of a change in control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders;
WHEREAS, Executive is a key employee of Employer and an integral member of its management team;
WHEREAS, Employer has determined that appropriate steps should be taken to encourage the attention and dedication of Executive to his assigned duties without the distraction arising from the possibility of a change in control of Employer; and
WHEREAS, both Employer and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth in this Agreement and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1. Employment. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment on the terms and conditions set forth herein.
(a) Duties. The Employer hereby employs the Executive for the Term (as defined in Section 2), to render services to MEI as its Chief Executive Officer and Vice-Chairman of the Board of Directors and to render senior executive services to MCBV. The Executive shall report solely to the Board of Directors and Chairman of MEI and the Management Board of MCBV. The Executive shall have all of the powers and duties customarily associated with those positions and consistent with prior practice. The Executive shall be the most senior executive of the Employer and all of Employer’s other employees shall report directly or indirectly to him. The Executive’s duties shall be performed at the direction and under the supervision of the Board of Directors and Chairman of MEI and the Management Board of MCBV and may include additional or different duties assigned to the Executive thereby consistent with the foregoing and his positions described above.
(b) Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Employer faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment (other than passive investments and service on corporate, civic or charitable boards or committees which do not interfere with the Executive’s duties and responsibilities as an employee of the Employer in accordance with this Agreement; provided, however, that any service on corporate boards or committees is approved by the Chairman) and to use the Executive’s professional efforts, skill and ability to promote the Employer’s interests. Notwithstanding the foregoing, the Executive may devote an insignificant amount of time to other business activities outside the scope of such employment if such business activities and devotion of such time are approved by the Chairman. The Executive shall be subject to the Employer’s policies, procedures and approval practices, as generally in effect from time to time for senior executives of Employer and which are not inconsistent with the terms of this Agreement. The Executive shall be based at MEI’s offices in New York City and MCBV’s offices in West Palm Beach, FL, or such other location as agreed upon by the Employer and the Executive, except for required travel on the Employer’s business. Any business travel shall be arranged in accordance with the travel policies and procedures established by the Employer.
2. Term. The Executive’s employment under this Agreement shall begin on the Effective Date and shall continue through the date (the “Expiration Date”) that is four years after the Effective Date, unless earlier terminated pursuant to Section 4 or Section 9 hereof (the “Term”).
3. Compensation and Benefits. In consideration for the services of Executive hereunder, Employer shall compensate Executive as follows:
(a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement, the Employer agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of $750,000, less such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing. The Executive’s base salary shall be reviewed no less frequently than annually by the Board of Directors in accordance with the policies and procedures that apply to other senior executives of the Employer in order to determine whether any change to the Executive’s base salary is warranted; provided, however, that under no circumstances will the Executive’s base salary be less than the amount stated in the preceding sentence. The Executive’s base salary as in effect from time to time is referred to in this Agreement as the “Base Salary.”

(b) Stock Options. The Executive shall also be entitled to participate in the stock option plan established by the Employer, pursuant to which the Executive shall receive options, granted on the date of this Agreement at the market price of the Employer’s common stock at the close of business on the date immediately preceding the date of this Agreement, to purchase an aggregate of 750,000 shares of the common stock, par value $.01 per share, of the Employer (the “Common Stock”), vesting with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the grant date and expiring no later than the fourth anniversary of the grant date. The stock option agreement evidencing the grant of such options shall specify that all such options shall be accelerated and vest immediately upon a Third Party Change in Control (as defined below), upon the Executive’s death or Disability (as defined below), upon termination of employment by the Employer for other than Cause (as defined below), or upon termination by the Executive for Good Reason (as defined below). The stock option agreement shall also specify that upon cessation of the Executive’s employment as described in the preceding sentence, the Executive shall have not less than ninety (90) days to exercise or forfeit such fully vested stock options; provided, however, that the Executive shall have not less than one (1) year in the event such cessation is as a result of the Executive’s death or Disability (as defined below); but in no event shall the options remain exercisable beyond their expiration date. The Executive shall also be eligible for additional annual equity grants at the sole discretion of the Compensation Committee of MEI’s Board of Directors (the “Compensation Committee”).
(c) Bonus. Executive shall be eligible, at the sole discretion of the Compensation Committee, to participate in Employer’s annual bonus, special bonus or long term incentive plan(s), as adopted or modified from time to time, on such terms and in such amounts as may be determined by the Compensation Committee and approved by the Board of Directors. Any such bonus shall be paid between January 1st and March 15th of the calendar year following the year to which the bonus relates.
(d) Vacation. Executive shall be entitled to three (3) weeks of paid vacation per year, accrued in accordance with the Employer’s standard practices, to be taken at the reasonable and mutual convenience of Employer and Executive in accordance with Employer’s vacation policy.
(e) Standard Benefits. During his employment, Executive shall be entitled to participate in Employer’s employee benefit plans and programs (including any group health plans, qualified pension plans or 401(k) plans) on the same terms applicable to similarly situated executive employees, in accordance with the terms of those plans and programs. The Employer shall have the right to terminate or change any such plan or program at any time.
(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses incurred in connection with his employment, but he must incur and account for those expenses in accordance with the policies and procedures established by the Employer.
4. Termination. Executive’s employment hereunder shall terminate as follows:
(a) Death or Disability. Upon the death of Executive during the term of his employment hereunder or, at the option of Employer, in the event of Executive’s Disability, upon thirty (30) days’ notice to Executive. Under this Agreement, termination for “Disability” means Executive is unable to perform Executive’s principal services hereunder by reason of any medically determinable physical or mental impairment (i) for a continuous period of not less than six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period.

(b) For Cause. For Cause, immediately upon written notice by Employer to Executive. A termination by Employer shall be for “Cause” if:
(i) The Executive willfully and intentionally fails or refuses to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Employer shall not be deemed to have Cause pursuant to this clause (i) unless the Employer gives the Executive written notice that the specified conduct has occurred and making specific reference to this paragraph (b), the Executive is given an opportunity to appear before the Board of Directors to discuss the conduct alleged to constitute Cause and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) the Executive willfully and materially breaches any of his obligations under Section 7 hereof; (iii) the Executive willfully and intentionally commits an act involving fraud, theft, misappropriation of funds, embezzlement or material dishonesty affecting the Employer or the Executive engages in willful misconduct which has, or could reasonably be expected to have, a material adverse effect on the Employer; or (iv) the Executive is convicted of, or enters a plea of guilty or nolo contendre to, an offense which is a felony in the jurisdiction involved.
(c) Without Cause. Without Cause upon written notice by Employer to Executive. A termination by Employer shall be “without Cause” if for any reason other than as specified in paragraph (b) above.
(d) By Executive for Good Reason. “Good Reason” means the occurrence of any of the following events, without the prior written consent of Executive, provided Executive gives Employer written notice that the Good Reason event has occurred within ninety (90) days of its initial existence, Employer fails to cure such event within thirty (30) days of receipt of such notice, and Executive terminates employment within six (6) months of the initial existence of such event:
(i) assignment of the Executive to duties materially inconsistent with the Executive’s positions as described in Section 1 hereof, or any significant diminution in the Executive’s duties or responsibilities (including, by way of example, if the Executive were not the most senior executive of Employer (which, for purposes of this clause (i), means the ultimate parent company of any consolidated group that includes MEI or MCBV), if all of Employer’s other employees did not report directly or indirectly to him and if Executive did not report directly to Employer’s Board of Directors), other than in connection with the termination of the Executive’s employment for Cause or Disability or by the Executive other than for Good Reason; or
(ii) breach by the Employer of its obligations under Section 3 hereof or any other material breach of this Agreement by the Employer which is continuing.

5. Severance Pay. Any post-termination benefits provided to the Executive under this Section 5 and/or Section 9 of this Agreement are conditioned on (1) the Executive (or his estate) providing the Employer, within 45 days of the termination, with an effective release of claims and an agreement concerning continuing obligations of confidentiality, non-disparagement etc. in the Employer’s then-standard form and (2) the Executive’s continued compliance with the provisions of that agreement. In the event that the Employer and the Executive are unable to agree in good faith on the form of the release and agreement, a form shall be used that is no less favorable to Executive than any of the three most recent such agreements entered into by the Employer with senior executives of the Employer (subject to any provisions added in good faith to address any intervening changes in laws or regulations).
(a) Termination Upon Death or Disability. Executive shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder due to death or Disability, except for the following, which shall be paid within ten (10) days of the date of termination, unless otherwise specified below:
(i) his Base Salary accrued but unpaid as of the date of termination;
(ii) unpaid expense reimbursements for expenses incurred in accordance with the terms hereof prior to termination;
(iii) all of Executive’s restricted stock and any options or other rights granted by Employer, including, without limitation, under MEI’s 2005 Stock Incentive Plan, shall vest and become exercisable in accordance with the terms thereof, and subject to the achievement of any applicable performance goals, upon such date of termination;
(iv) reimbursement (less the amount that the Executive would have paid for the same coverage had he remained employed) for continuation coverage, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or modified (“COBRA”) of all medical benefits (under Employer’s group health plan) for Executive and his dependents until the earlier of Executive becoming eligible for benefits under a new plan or expiration of the maximum period of time Executive or his dependents would be eligible for continuation coverage under COBRA, or similar provision of state law, following Executive’s death or Disability;
(v) compensation for accrued, unused vacation as of the date of termination;
(vi) any annual bonus awarded to Executive for the prior bonus period that is unpaid as of the date of termination; and
(vii) the annual bonus that Executive would have been entitled to receive for the bonus period in which the date of termination occurs, prorated for the number of days Executive was employed prior to the date of termination and payable on the date such annual bonus would otherwise be paid in accordance with this Agreement, but in no event later than March 15 of the next fiscal year.

(b) Termination Without Cause or for Good Reason. In the event Executive’s employment hereunder is terminated pursuant to Sections 4(c) or 4(d), Employer shall pay Executive the amounts described immediately below as Executive’s sole remedy in connection with such termination, unless otherwise specified below and subject to Section 10(b) hereof.
(i) within ten (10) days of the termination, Executive’s Base Salary accrued but unpaid as of the date of termination;
(ii) within ten (10) days of the termination, unpaid expense reimbursements for expenses incurred in accordance with the terms hereof prior to termination;
(iii) within ten (10) days of the termination, any annual bonus awarded to and earned by Executive for the prior bonus period that is unpaid as of the date of termination;
(iv) within ten (10) days of the termination, compensation for accrued, unused vacation as of the date of termination;
(v) reimbursement (less the amount that the Executive would have paid for the same coverage had he remained employed) for continuation coverage, under COBRA, of all medical benefits (under Employer’s group health plan) for Executive and his dependants until the earlier of Executive becoming eligible for benefits under a new plan or expiration of the maximum period of time Executive and his dependents would be eligible for continuation coverage under COBRA, or similar provision of state law, following Executive’s date of termination;
(vi) payment, in bi-weekly installments for periods through the third anniversary of the Executive’s date of termination, at an annual rate equal to the sum of (A) Executive’s Base Salary as in effect immediately preceding the date of termination and (B) an amount equal to the average value of the two (2) most recent annual incentive bonuses awarded to the Executive prior to the date of termination, using the actual amount issued or paid (as opposed to any target amount of the award) and using Black-Scholes pricing as of the date of issuance, in the case of stock options; and
(vii) the annual bonus that Executive would have been entitled, based on actual performance but without any exercise by the Compensation Committee of downward discretion, to receive for the bonus period in which the date of termination occurs, prorated for the number of days Executive was employed prior to the date of termination and payable on the date such annual bonus would otherwise be paid in accordance with this Agreement, but in no event later than March 15 of the next fiscal year.
In addition, all of Executive’s restricted stock, options and other rights granted by Employer, including, without limitation, pursuant to MEI’s 2005 Stock Incentive Plan, shall vest and become exercisable in accordance with the terms thereof, subject to the achievement of any applicable performance goals, as of the date of such termination. Further, if Executive resigns for Good Reason and the Good Reason event is a material reduction in Executive’s annual Base Salary, all references to Base Salary in this subsection (b) shall refer to Executive’s annual Base Salary immediately prior to such reduction. Any compensation that Executive may receive from a third party during the period in which the payments described in this subsection (b) are to be made shall not have the effect of reducing payments due Executive hereunder.

(c) Termination For Cause or Resignation in Breach of this Agreement. In the event Executive’s employment hereunder is terminated pursuant to Section 4(b) or by Executive in breach of this Agreement, Executive shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder, except for the following:
(i) his Base Salary accrued but unpaid as of the date of termination;
(ii) unpaid expense reimbursements for expenses incurred in accordance with the terms hereof prior to termination; and
(iii) compensation for accrued, unused vacation as of the date of termination.
In the event Executive’s employment is terminated for Cause or he resigns in breach of this Agreement, all of Executive’s unvested restricted stock, unexercised stock options and other equity rights granted by Employer will terminate on the date of such termination. This Section 5(c) shall not limit the rights and remedies available to Employer under law or in equity in connection with a termination for Cause or a resignation in breach of this Agreement.
6. Inventions; Assignment.
(a) (i) Inventions. As used herein, “Inventions” shall mean all rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that constitute an integral part of the business of Employer at the time of the Invention, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of one year thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer; all of which shall be the exclusive property of Employer. Inventions within the meaning of this paragraph shall not include discoveries, inventions, improvements, designs and innovations by the Executive that (i) do not constitute an integral part of the business of Employer at the time of development thereof and (ii) are developed without use of Employer’s facilities, employees or assets. Such items shall be the exclusive property of Executive. Executive shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Executive hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(ii) Work Made for Hire. The Executive understands that within the scope of his employment, he may create or contribute to literary, artistic, or other kinds of material (collectively, the “Works”) that may qualify as “works made for hire” under U.S. copyright law, and if so, that the Employer is the author and sole owner of the Works in the U.S. and worldwide, and the Executive waive any rights he may have to the Works, including moral rights. If at any time, any of the Works are deemed not to be works made for hire, the Executive assigns, grants, transfers and conveys to the Employer all his right, title and interest to the Works for the entire length of time they are protected by any applicable law. The Executive agrees (whether during or after his employment with the Employer) to sign any document the Employer may reasonably request in order to secure or enforce the Employer’s rights in the Works. The Executive irrevocably appoints the Employer and any of its officers as his attorney-in-fact to secure and enforce the rights in his name. To the extent that the Executive retains any right, title or interest to the Works, he agrees to: (i) unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind against the Employer with respect to such rights; (ii) consent to and join in any action to enforce such rights at the Employer’s request; and (iii) grant to the Employer an irrevocable, fully paid-up, transferable, sublicensable, worldwide right and license to use, reproduce, distribute, display and perform, prepare derivative works of and otherwise modify without limitation, make, sell, offer to sell, import and otherwise use and exploit all or any portion of the Works, in any form or media (now known or later developed).
(b) Other Products and Proceeds of Services. The Employer shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that he may acquire, obtain, develop or create in connection with and during his employment, free and clear of any claims by him (or anyone acting or claiming on his behalf) of any kind or character whatsoever (other than the right to receive payments hereunder). The Executive shall, at the request of the Employer, execute such assignments, certificates or other instruments as the Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.
(c) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Executive shall assign and transfer to Employer the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer. Executive shall communicate to Employer all facts known to Executive relating to the Inventions and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.
(d) Successors and Assigns. Executive’s obligations under this Section 6 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions and the Works.

7. Confidential Information.
(a) Acknowledgments. The Executive recognizes and agrees that the Employer and its subsidiaries and affiliates under the control of MEI (collectively or separately as the context may require, the “Group”) currently conduct their business world-wide. The Executive further recognizes and agrees that, in his position with the Employer, he will be responsible for: (i) actively conducting the Group’s business, (ii) overseeing Employer activities, (iii) developing and implementing strategies on behalf of the Employer everywhere the Group currently conducts its business, and (iv) affecting customers, suppliers, and distributors everywhere the Group currently conducts its business. In addition, the Executive recognizes and agrees that, to enable him to satisfy his duties and responsibilities under this Agreement, the Employer will invest substantial resources in him by making available to him Confidential Information (as defined below) and other valuable resources and assets for which he would not have had access, but for his employment with the Employer. To protect the Group’s business interests, including its Confidential Information (as defined below) and business relationships, the Executive makes the following promises in this Section 7.
(b) Non-Disclosure of Confidential Information. The Executive promises and agrees that he will never, directly or indirectly, use, disclose or retain (other than, during his employment, in furtherance of the Employer’s business) any trade secret, proprietary and/or confidential information relating to the Group that he receives or becomes aware of during his employment with or service to the Employer (or that he has already received or become aware of) concerning, among other things, the Group’s business, operations, customers, suppliers, investors, and business partners (“Confidential Information”). “Confidential Information” may include, among other things, information relating to the Group’s business or operational methods; corporate plans and strategies; management systems; finances; new business opportunities; scripts and storylines of entertainment projects; plans or activities involving the financing, development, casting, marketing, release and/or distribution of entertainment projects; story and character ideas; profits; costs of media trades/investments; pricing and sales arrangements; terms of business; marketing or sales of any products or services; technical processes; research projects; inventions; designs; applications; know-how; lists or details of actual, past or potential clients, customers or suppliers or the arrangements made with any of them; and any information in respect of which the Group owes an obligation of confidentiality to any third party (where such obligation is known, or reasonably should be known, to the Executive), conveyed orally or reduced to a tangible form in any medium. “Confidential Information” does not include information that (i) is generally known within the relevant industry or (ii) that the Executive can demonstrate has subsequently become known to him other than through his work for the Group and not as a result of a breach of any duty owed to the Group by him or any third party. Notwithstanding this paragraph, the Executive may disclose Confidential Information as required by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, he shall provide written notice to the Employer of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Employer to lawfully resist disclosure of such information. Nothing in this Agreement shall prevent the Executive from testifying or meeting with any representatives of any federal, state or local law enforcement agency who are investigating any matters involving the Employer’s business practices.
(c) Return of Information. The Executive promises and agrees that, prior to his last day of employment with the Employer or at the Employer’s earlier request, he will return all Employer property and/or Confidential Information in any form or media and all copies thereof in his possession, custody, or control, including memoranda, notes, records, reports, manuals, drawings, blueprints, and other documents, and he shall delete all Confidential Information from any computers, e-mail accounts, or other electronic memory devices he owns or uses outside the Employer’s workplace (including, but not limited to, PDAs, cell phones, and USB storage devices).

8. Noncompetition.
(a) For a period of twenty-four (24) months after the date of termination of Executive’s employment hereunder, including without limitation termination in connection with a Third Party Change in Control as contemplated by Section 9 hereof, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, director, officer, partner, employee, agent or consultant, for pay or otherwise, (A) render services of an executive, creative, advertising, marketing, sales, supervisory, technical, financial, research, purchasing, entertainment-developing, entertainment-producing or consulting nature to any person or entity (or on his own behalf, if he is self-employed) that is engaged in a business that competes with or intends to compete with any business conducted by the Group, including but not limited to development, production and distribution of entertainment, character-based licensing or publication (in any medium) of comic books or other graphic fiction or (B) acquire an interest in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity.
(b) For the twenty-four (24) month period commencing on the date of the termination of Executive’s employment hereunder, or for such shorter period as the written consent from Employer shall specify, Executive shall not directly or indirectly solicit or encourage any director, officer, employee of, or consultant to, Employer to end his relationship with Employer and commence any such relationship with any entity engaged in a business that competes with or intends to compete with any business conducted by the Group, including but not limited to development, production and distribution of entertainment, character-based licensing or publication (in any medium) of comic books or other graphic fiction.
(c) Executive’s noncompetition obligations hereunder shall not preclude Executive from owning less than 5% of the common stock of any publicly traded corporation.
(d) If at any time the provisions of this section are determined by a court of competent jurisdiction to be invalid or unenforceable, this section shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive agrees that this section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
9. Termination of Employment in Connection With a Change In Control.
(a) Applicability. The provisions of this section shall apply in lieu of the provisions of Section 5 hereof and of any conflicting provisions in this Agreement in the event Executive’s employment hereunder is terminated in a Triggering Termination. A “Triggering Termination” shall occur if Executive’s employment hereunder is terminated by (i) Employer during the 90-day period immediately preceding a Third Party Change in Control (as defined below) or within twelve months after a Third Party Change in Control for, in either case, any reason other than for Cause, Disability or death or (ii) Executive within 90 days after a Third Party Change in Control for Good Reason.

(b) Termination Payment.
(i) Amount. Upon the occurrence of a Triggering Termination, Employer shall pay Executive a lump sum payment in cash equal to three (3) times the sum of the following items (less amounts already paid to Executive pursuant to Section 5(b), if any):
(1) Executive’s annual Base Salary in effect immediately preceding the date of the Triggering Termination; and
(2) the average value of the two (2) most recent annual incentive bonuses awarded to Executive prior to the date of the Triggering Termination, using the actual amount issued or paid (as opposed to any target amount of the award) and using Black-Scholes pricing as of the date of issuance, in the case of stock options.
In addition, the Executive shall be paid the following amounts as part of his Termination Payment (less amounts already paid to Executive pursuant to Section 5(b), if any), with appropriate adjustment in the case of any event contemplated by Section 10(c) (“Adjustments”) of Employer’s 2005 Stock Incentive Plan:
(3) Executive’s Base Salary accrued but unpaid as of the date of the Triggering Termination;
(4) reimbursement for unpaid expenses incurred in the performance of his duties hereunder prior to the date of the Triggering Termination;
(5) any other benefit accrued but unpaid as of the date of the Triggering Termination;
(6) any incentive bonus awarded to and earned by Executive for the prior bonus period that is unpaid as of the date of the Triggering Termination;
(7) the annual bonus that Executive would have been entitled, based on actual performance but without any exercise by the Compensation Committee of downward discretion, to receive for the bonus period in which the date of termination occurs, prorated for the number of days Executive was employed prior to the date of termination and payable on the date such annual bonus would otherwise be paid in accordance with this Agreement, but in no event later than March 15 of the next fiscal year; and
(8) in a lump sum, an amount equal to the cost to Executive of obtaining medical benefits under Employer’s group or executive health plan for Executive and his dependants for the maximum period of time Executive and his dependents would be eligible for continuation coverage under COBRA, or similar provision of state law, following the date of the Triggering Termination, less the amount that the Executive would have paid for the same coverage had he remained employed;

(ii) Upon the occurrence of a Triggering Termination, all of Executive’s restricted stock, options and other rights shall vest and become exercisable on such date.
(iii) If the Triggering Termination is Executive’s resignation for Good Reason, and the Good Reason event is a material reduction in Executive’s annual Base Salary, all references to Base Salary in the calculation of the Termination Payment shall refer to Executive’s annual Base Salary immediately prior to such reduction.
(iv) Timing of Payment. Subject to Section 10(b) hereof, the Termination Payment (other than pursuant to Section 9(b)(i)(7)) shall be paid to Executive within ten (10) days of the date of the Triggering Termination or within ten (10) days of the Third Party Change in Control (as defined below) if the Termination Payment becomes payable because Executive was terminated by Employer during the 90-day period immediately preceding a Third Party Change in Control.
(v) Payment Authority. Any officer of Employer (other than Executive) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer’s obligations to pay all amounts due to Executive under this Section 9; provided, however, any such payment shall comply with applicable Employer policies on funds disbursement.
(c) Third Party Change in Control. For purposes of this Agreement, a Third Party Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Excluded Person or Excluded Group (as defined below) (hereinafter, a “Third Party”), is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities of MEI representing fifty percent (50%) or more of the combined voting power of MEI’s then outstanding securities entitled to vote in the election of directors of MEI, (ii) MEI is a party to any merger, consolidation or similar transaction as a result of which the shareholders of MEI immediately prior to the transaction beneficially own securities of the surviving entity representing less than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding securities entitled to vote in the election of directors of the surviving entity, (iii) all or substantially all of the assets of MEI are acquired by a Third Party or (iv) all or substantially all of the assets of MCBV, or 50% or more of the voting securities of MCBV, are acquired by a Third Party that is unaffiliated with MEI. “Excluded Group” means a “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the voting stock of the Employer beneficially owned by those Excluded Persons represents a majority of the voting power of the voting stock beneficially owned by the group. “Excluded Person” means the Executive, any spouse or descendant of the Executive, any trust established solely for the benefit of, and any charitable trust or foundation established by, the Executive or his spouse or descendants and each of their respective affiliates and estates. “Beneficial owner”, “beneficially own” and “beneficially owned” have the same meanings as in Rule 13d-3 under the Exchange Act.

(d) Gross Up Payment.
(i) Excess Parachute Payment. If Executive incurs the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under this Agreement, Employer shall pay to Executive an amount (the “Gross Up Payment”) such that the net amount retained by Executive, after deduction of (1) any Excise Tax upon any payments under this Agreement (other than payments provided by this paragraph (d)(i)) and (2) any federal, state and local income and employment taxes (together with penalties and interest) and Excise Tax upon the payments provided by this paragraph (d)(i), shall be equal to the amount of the payments that Executive is entitled to receive under this Agreement (other than payments provided by this paragraph (d)(i)).
(ii) Applicable Rates. For purposes of determining the Gross Up Payment amount, Executive shall be deemed:
(1) to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Executive had the Gross Up Payment not been received);
(2) to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and
(3) to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of the Triggering Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
(iii) Time For Payment. Employer shall pay the Gross Up Payment to Executive concurrent with payment of the Termination Payment.
(iv) Determination. The determination of the Gross Up Payment shall be made by a nationally recognized public accounting firm selected by mutual agreement of Employer and Executive. The cost of such determination shall be borne by Employer. Executive and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount.
(e) No Right To Continued Employment. This section shall not give Executive any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

10. General.
(a) Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier (notices sent by overnight courier shall be deemed to have been given on the scheduled delivery date) or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the third business day after mailing), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to Employer, to:	and:

Marvel Entertainment, Inc.	Marvel Characters B.V.
417 Fifth Avenue	Beechavenue 54 – 80
New York, New York 10016	1119 PW Schiphol-Rijk, The Netherlands
Attention: General Counsel	Attn: Executive Vice President
If to the Executive, to him at his address as then on file with the Employer’s Human Resources Department, with a copy to:
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attention: W. Robert Dyer, Jr.
Facsimile: (214) 999-3574
(b) Code Section 409A. In no event will any of the payments or benefits provided under this Agreement be delayed from the time they become payable except on terms and to the extent permitted under Section 409A of the Internal Revenue Code (the “Code”). Payments and benefits hereunder will be payable at the times specified herein, subject in all cases to applicable Section 409A Compliance Rules (including any applicable six-month delay rule) adopted by the Employer and in effect to provide for compliance with Code Section 409A, which Compliance Rules are hereby incorporated into this Agreement by reference. In the event that Executive nevertheless, through no fault of his own, incurs any Section 409A Penalties (as defined below) in connection with amounts received pursuant to this Agreement, Employer shall reimburse Executive in the amount of such Section 409A Penalties within 60 days of the date Executive remits payment of such Section 409A Penalties to the applicable tax authority. “Section 409A Penalties” means any interest and additional tax set forth within Section 409A(a)(1)(B) of the Code.
(c) Withholding; No Offset or Mitigation. All payments required to be made to Executive by Employer shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under this Agreement shall be subject to offset or reduction attributable to any amount Executive may owe to Employer or any other person or to any compensation that he may receive from further employment or to any duty to mitigate damages.

(d) Legal and Accounting Costs. Employer shall pay all attorneys’ and accountants’ fees and costs incurred by Executive as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer or in connection with any tax audit or proceeding to the extent attributable to the application of the Code to any payment under this Agreement. Reimbursements of such costs shall be made by Employer within fifteen (15) days after Executive’s presentation to Employer of any statements of such costs and thereafter shall bear interest at the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily. Additionally, Employer shall reimburse Executive for all legal fees and expenses associated with preparing and negotiating this Agreement within fifteen (15) days after Executive’s presentation to Employer of any statements of such expenses.
(e) Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive of his obligations under this Agreement, Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief. All other controversies under this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of JAMS then in effect. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.
(f) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(g) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(i) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
(j) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

(k) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Employer. In the event of any such assignment by the Employer, the Employer shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive’s estate. This Agreement is not otherwise assignable by Executive.
(l) Entire Agreement; Effect on Prior Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Executive and the Employer hereby agree that, if any other employment agreement between Executive and the Employer is in existence on the Effective Date, then this Agreement shall supersede such other employment agreement in its entirety, and such other employment agreement shall no longer be of any force and effect after the date hereof.
(m) Indemnification. To the fullest extent permitted by applicable law, the Executive shall be indemnified and held harmless for any action or failure to act in his capacity as an officer or employee of the Employer or any of its affiliates or subsidiaries. In furtherance of the foregoing and not by way of limitation, if the Executive is a party or is threatened to be made a party to any suit because he is an officer or employee of the Employer or such affiliate or subsidiary, he shall be indemnified against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Employer, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Executive shall give the Employer prompt notice of any such suit; provided, that his failure to do so shall not relieve the Employer from any obligation that it would otherwise have pursuant to this Section 10 except to the extent that the Employer has been prejudiced by that failure. The Employer shall have the option to control the defense and settlement of any such suit. No settlement affecting the Executive’s rights shall be entered into by the Employer without his consent, such consent not to be unreasonably withheld. Indemnification under this Section 10 shall be in addition to any other indemnification by the Employer of its officers and directors. Expenses incurred by the Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 10 shall be paid by the Employer in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Employer. Such undertaking shall be accepted without reference to the financial ability of the Executive to make repayment. The provisions of this Section 10 shall apply as well to the Executive’s actions and omissions as a trustee of any employee benefit plan of the Employer, its affiliates or subsidiaries.
(n) Availability for Litigation. Following the Term, Executive agrees that he shall at all times make himself reasonably available to assist in connection with litigation involving the Employer and the Employer shall reimburse Executive for all out-of-pocket expenses he may incur in connection with rendering such assistance.

(o) Surrender of Profits. This Agreement is subject to the “Clawback Policy” adopted by the Compensation Committee in February 2007, as such policy may be amended or modified.
(p) Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer’s right to the relief provided above in the breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
(q) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New York, without regard to its choice of law principles.
(r) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.
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EXECUTED, as of the date and year first above written.

EMPLOYER MARVEL ENTERTAINMENT, INC., a Delaware corporation
By:	/s/ James F. Halpin
James F. Halpin
Chairman of the Compensation Committee
MARVEL CHARACTERS B.V., a company incorporated under the laws of the Netherlands
By:	/s/ Robbert Cornelis Elshout
	Name:	Robbert Cornelis Elshout,
	Title:	Gerard Jan van Spall Director, Class A

By:	/s/ Alan Paul Fine
	Name:	Alan Paul Fine
	Title:	Director, Class B
EXECUTIVE
/s/ Isaac Perlmutter
Isaac Perlmutter